FIFTH AMENDMENT TO

FUND ACCOUNTING AGREEMENT

WHEREAS, The Investment House Funds, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, have entered into a Fund Accounting Agreement originally dated as of December 17, 2001 and any amendments thereto (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective January 1, 2020, the Trust and Ultimus agree to amend the Agreement as follows:

1. Section 4(c) of the Agreement is deleted and replaced with the following:

4.	REIMBRSEMENT OF EXPENSES.

(c) The cost of obtaining secondary security market quotes;

2. Schedule B to the Agreement is amended to add the following:

PRICE QUOTES

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

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Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

3. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of January 1, 2020.

THE INVESTMENT HOUSE FUNDS		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/Timothy J. Wahl	By:	/s/David K. James

Name: Timothy J. Wahl		Name: David K. James

Title: President		Title: Executive Vice President and Chief Legal and Risk Officer

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